EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") is made and entered into as of the 2nd day of July , 2007 by and between Metropolitan Computing Corporation., a New Jersey Corporation (the "Company"), and Michael Levin, (the "Executive").

RECITALS

A.         The Company has entered into a Stock Purchase Agreement with Bedminster National Corp., effective the date hereof, (the “Stock Purchase Agreement”) and one of the requirements of the Stock Purchase Agreement is that Executive and Company enter into this Agreement.

B.            Executive has been instrumental in the development of the Company’s technology and markets and potential markets. The Company desires to employ the Executive from the date set forth above (the "Effective  Date") until expiration of the term of this Agreement, and Executive is willing to be employed by  Company during that period, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and promises of the parties, the Company and Executive covenant and agree as follows:

1.    Duties

During the term of this Agreement, Executive will be employed by the Company to serve as President, chief executive officer and a director of the Company.  The Executive will devote such  amount of business time to the conduct of the business of the Company as may be reasonably required to  effectively discharge Executive’s duties under this Agreement, will perform those duties and have such authority and  powers as are customarily associated with the office of a president and chief executive officer of a company engaged in a business that is similar to the business of the Company,  including (without limitation) (a) the authority to direct and manage the day-to-day operations, finances and affairs  of the Company, and to allocate working capital within agreed budgets, (b) the authority to hire, develop compensation plans for and discharge employees of the Company within agreed budgets or other agreed parameters; (c) the authority to determine the scope of new product development, marketing and sales strategy and (d) all other  authority and powers exercised by the Executive prior to the Effective Date as chief executive officer of the Company subject at all times to the overall direction of the Board of Directors of the Company.  Unless the parties agree otherwise in writing, during the term  of this Agreement, Executive will not be required to perform services under this Agreement other than at  Company's principal place of business in East Hanover, NJ; provided, however, that Company may, from time to time, require Executive to travel  temporarily to other locations on the Company's business.  Executive may perform services electronically from remote locations consistent with past practices, subject to the reasonable approval of the Board of Directors.

2.    Term of Employment

2.1   Definitions

For purposes of this Agreement the following terms have the following meanings:

(a)            "Termination for Cause" means termination by Company of Executive’s  employment (i) by reason of Executive’s willful dishonesty towards, fraud upon, or deliberate  injury or attempted injury to, the Company, (ii) by reason of Executive’s gross negligence or intentional misconduct with  respect to the performance of Executive’s duties under this Agreement; provided, however, that no  such termination under this Section 2.1a(ii) will be deemed to be a Termination for Cause unless the Company has provided  Executive with written notice of what it reasonably believes are the grounds for any Termination  for Cause and Executive fails to take appropriate remedial actions during the thirty day period following receipt of such written notice.

(b)            "Termination Other than For Cause" means termination by the Company of Executive’s employment by the Company for reasons other than those which constitute Termination for Cause.

(c)            "Voluntary Termination" means termination by the Executive of the Executive’s  employment with the Company, upon six month’s advance written notice to the Company, and excluding termination by reason of Executive’s death or disability  as described in Sections 2.5 and 2.6.

(d)           “Termination for Good Reason” means termination by the Executive of the Executive’s  employment with the Company, upon sixty days advance written notice to the Company, after the occurrence of any of the following: (i) reduction of Executive’s then existing base salary; (ii) material reduction in the package of benefits, taken as a whole, which are provided to Executive, except to the extent that such benefits and incentives of all other executive officers of the Company are similarly reduced; (iii) any diminution of Executive’s duties, responsibilities, authority, reporting structure, titles or offices, which is not remedied upon notice; (iv) request that Executive relocate to a work site that would increase Executive’s one way commute by more than 20 miles, unless Executive accepts such relocation; (v) any material breach by the Company of its obligations under this Agreement, provided, however, that no  such termination under this Section 2.1d (v) will be deemed to be a Termination for Good Reason unless the Executive has provided  Company with written notice of what he reasonably believes are the grounds for any Termination for Good Reason and Company fails to take appropriate remedial actions during the thirty day period following receipt of such written notice.

2.2   Basic Term

The term of employment of Executive by the Company will commence on the Effective Date and will  extend through the period ending sixty months from the date hereof, (the  "Termination Date").   Company and Executive may extend the term of this Agreement by mutual written agreement.

2.3   Termination for Cause

Termination for Cause may be effected by Company at any time during the term of this Agreement and may be effected by written notification to Executive; provided, however, that no Termination for Cause will be effective unless Executive has been provided with the prior written notice and opportunity  for remedial action described in Section 2.1.  Upon Termination for Cause, Executive is to be immediately  paid all accrued salary,  incentive compensation (if any)to the extent earned, and accrued vacation pay as provided in the Company’s Employee Manual, as the same may be in effect from time to time , all to the date of termination, but Executive will not be paid any severance  compensation.

2.4   Termination Other Than for Cause

Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than for  Cause at any time upon giving six month’s advance written notice to Executive of such Termination Other Than for Cause.  Upon any  Termination Other Than for Cause, Executive will immediately be paid all accrued salary,  incentive compensation (if any) to the extent earned, and accrued vacation pay as provided in the Company’s Employee Manual, as the same may be in effect from time to time , all to the date of termination, together with  severance compensation as provided in Section 4.

2.5   Termination Due to Disability

In the event that, during the term of this Agreement, Executive should, in the reasonable judgment of  the Board, fail to perform Executive’s duties under this Agreement because of illness or physical or mental  incapacity ("Disability"), and such Disability continues for a period of more than six consecutive months, or 180 days out of any consecutive 270 day period, Company will have the right to terminate or suspend Executive’s employment  under this Agreement by written notification to Executive and payment to Executive of all accrued salary  and  incentive compensation (if any) to the extent earned, and accrued vacation pay as provided in the Company’s Employee Manual, as the same may be in effect from time to time, all to the date of termination, together with severance compensation as provided in Section 4, provided, however, (a) that such severance compensation will be paid for a period of the lesser of one (1) year from the date Executive’s employment is terminated, or until the Termination Date, and (b) such severance compensation will be reduced by any payments made to Executive pursuant to any policy of disability insurance, the premiums for which have been paid by the Company. Any determination by the Board with respect to Executive’s Disability must be based on a determination of  competent medical authority or authorities, a copy of which determination must be delivered to the  Executive at the time it is delivered to the Board.  In the event the Executive disagrees with the  determination described in the previous sentence, Executive will have the right to submit to the Board a  determination by a competent medical authority or authorities of Executive’s own choosing to the effect  that the aforesaid determination is incorrect and that Executive is capable of performing Executive’s duties  under this Agreement.  If, upon receipt of such determination, the Board wishes to continue to seek to  terminate this Agreement under the provisions of this section, the parties will submit the issue of  Executive’s Disability to arbitration in accordance with the provisions of this Agreement.

2.6   Death

In the event of Executive’s death during the term of this Agreement, Executive’s employment is to be  deemed to have terminated as of the last day of the month during which Executive’s death occurred, and  Company will pay to Executive’s estate accrued salary, incentive compensation (if any) to the extent earned, and accrued vacation pay as provided in the Company’s Employee Manual, as the same may be in effect from time to time , all to the date of termination.

2.7   Voluntary Termination

 In the event of a Voluntary Termination, at the end of the six month notice period, Company will immediately pay to Executive all accrued salary, incentive compensation (if any) to the extent earned, and accrued vacation pay as provided in the Company’s Employee Manual, as the same may be in effect from time to time, all to the date of termination, but Executive will not be paid any severance compensation.

2.8           Termination for Good Reason

In the event of a Termination for Good Reason, Executive will immediately be paid all accrued salary,  incentive compensation (if any) to the extent earned, and accrued vacation pay as provided in the Company’s Employee Manual, as the same may be in effect from time to time, all to the date of termination, together with  severance compensation as provided in Section 4.

3.    Salary, Benefits and Other Compensation

3.1   Base Salary

As payment for the services to be rendered by Executive as provided in Section 1 and subject to the  terms and conditions of Section 2, Company agrees to pay to Executive a "Base Salary," payable  in equal semi-monthly installments.  The Base  Salary payable to Executive under this Section will initially be $180,000, subject to minimum annual cost of living increase equal to the percentage increase in the Consumer Price Index All Urban Consumers, for the New York, Northern New Jersey area, or any successor index  applicable to the Northern New Jersey Area, but not less than 5% for the first two years  If Executive’s Base Salary has not reached $200,000, it will be increased to $200,000 upon achievement of the earn-out provided in Section 2.2 b (ii) of the Stock Purchase Agreement.  Payment of earn-out is a separate obligation of Bedminster National Corp.

3.2   Performance and Incentive Bonus Plans

(a)           During the term of his employment under this Agreement, the Executive will be eligible to participate in all other bonus and incentive plans established by the Board for senior officers of the Company.

3.3   Benefit Plans

During the term of Executive’s employment under this Agreement, the Executive is to be eligible to  participate in all employee benefit plans to the extent maintained by the Company, including (without  limitation) any life, disability, health, accident and other insurance programs including vision and health, paid vacations, 401K and similar  plans or programs, subject in each case to the generally applicable terms and conditions of the plan or  program in question and to the determinations of any committee administering such plan or program.  On  termination of the Executive for any reason, the Executive will retain all of Executive’s rights to benefits  that have vested under such plan, but the Executive’s rights to participate in those plans will cease on the  Executive’s termination, except as otherwise required by law.   The Company will arrange for a term life insurance package comprising a total benefit of $1.5 Million, of which, the estate of Executive will be the beneficiary of $750,000 and the Company and/or its Lender as they may agree and as their interests may appear, will be the beneficiary of $750,000 in the nature of “key man” insurance, provided, however, that the total premium for such package shall not exceed $10,000 per year.

3.4   Withholding of Taxes

The Executive understands that the services to be rendered by Executive under this Agreement will  cause the Executive to recognize taxable income, which is considered under the Internal Revenue Code of  1986, as amended, and applicable regulations thereunder as compensation income subject to the  withholding of income tax (and Social Security or other employment taxes).  The Executive hereby  consents to the withholding of such taxes as are required by the Company.

3.5   Vacation

During the term of this Agreement, Executive will be entitled to three weeks paid vacation time per year.

3.6   Expenses

During the term of this Agreement, Company will reimburse Executive for Executive’s reasonable  out-of-pocket expenses incurred in connection with Company's business, including travel expenses, food,  and lodging while away from home, subject to such policies as Company may from time to time  reasonably establish for its employees.

3.7   Automobile and Company equipment

 The Company recognizes the Executive’s need for an automobile and other communication and information technology devices for business purposes.  Therefore, during the term of this Agreement, the Company shall provide the Executive with an automobile allowance of $500 per month for fuel, maintenance, repairs, insurance, and other costs.  Company will also provide executive with with an allowance of $400 per month for  cell phone usage including mobile internet, personal professional fees, home office,  and with a laptop computer and GPS at reasonable cost to the Company.

4.    Severance Compensation

4.1   Termination Other Than for Cause; Termination for Good Reason

In the event Executive’s employment is terminated by the Company  in a Termination Other Than for Cause, or by Executive in a Termination for Good Reason, Executive will be paid as severance pay an amount equal to sixty percent (60%) of Executive’s Base Salary for the period commencing on the date that  Executive’s employment is terminated and ending on the Termination Date, on the dates specified in Section 3.1 for payment of Executive’s then current Base  Salary.

4.2   Termination for Disability

 In the event Executive’s employment is terminated because of Executive’s disability pursuant to  Section 2.5, Executive will be paid as severance pay Executive’s Base Salary for the period commencing  on the date that Executive’s employment is terminated and ending on the earlier of one year from such date or forty-two (42) months from the date of this Agreement, on the dates specified in Section 3.1 for payment of  Executive’s Base Salary.

4.3   Other Termination

In the event of a Voluntary Termination, or Termination for Cause, Executive will not be entitled to any severance pay.

5.    Confidentiality and Non-Compete

(a)       Because of Executive’s employment by Company, Executive will have access to trade secrets and  confidential information about Company, its products, its technology, its customers, and its methods of doing business (the  "Confidential Information").  During and after the termination of Executive’s employment by the  Company, Executive may not directly or indirectly disclose or use any such Confidential Information;  provided, that Executive will not incur any liability for disclosure of information which (a) is required in  the course of Executive’s employment by the Company (or any affiliate of the Company, provided that such disclosure does not violate any obligation of the Company to a third party), (b) was permitted in writing by  the Board or (c) is  within the public domain or comes within the public domain without any breach of this Agreement.

(b)           In connection with employment of Executive, Executive acknowledges that his service on behalf of Company will result in familiarity with Company's Confidential Information,  as well as frequent contact with customers of Company which will result in the association of the good will of Company with Executive.  Company's Confidential Information  and the relationships which Company builds with its customers are significant assets owned by Company which Company has developed by a substantial investment of time, effort and expense.  Company has a legitimate interest in (i) its Confidential Information, and (ii) the identity of the customers with whom it does business;.  Company intends to protect its interests by means of enforcement of the restrictive covenant set forth in this Section.

(c)           During the term of Executive’s employment and for a period of two years thereafter,  Executive agrees that Executive will not, directly or indirectly, individually or on behalf of any other entity, solicit, or accept employment with any person, company, firm or corporation (for profit or not for profit) which is engaged in the production and sale of  instrumentation, data acquisition systems, high-speed production tablet press replication and tablet press control systems for the pharmaceutical industry.  During such time Executive will not solicit the services of any employees of or consultants to the Company.

(d)           Executive acknowledges that breach of the restrictive covenant set forth in this Section will result in irreparable and continuing damage to Company for which money damage may not provide adequate relief.  Executive therefore, agrees that breach of this restrictive covenant shall entitle Company to seek injunctive relief and money damages insofar as they can be determined under the circumstances.

(e)           Nothing in this Agreement shall be construed to prohibit Company from availing itself of any other remedy, in law or equity, arising out of breach of agreement by Executive, and the parties agree that all remedies available to Company are cumulative.  If the periods of time or the area specified in this Section are adjudged to be unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the scope of non-competition reduced, such that such restrictions may be enforced for such time and such scope as adjudged to be reasonable.  This agreement shall be governed by the laws of the state of New Jersey, without regard to choice of law principles.

6.    Assignment of Inventions

Except to the extent otherwise governed by agreements to which the Company is a party, all processes, inventions, patents, copyrights, trademarks, and other intangible rights (collectively the  "Inventions") that may be conceived or developed by Executive, either alone or with others, during the  term of Executive’s employment, whether or not conceived or developed during Executive’s working  hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Company  was used, or that relate at the time of conception or reduction to practice of the Invention to the business of  the Company or to Company's actual or demonstrably anticipated research and development, or that result  from any work performed by Executive for Company, will be the sole property of Company, and  Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such  Inventions.   Executive must execute all documents,  including patent applications and assignments, required by Company to establish Company's rights under  this Section.

7.    Miscellaneous

7.1   Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a  waiver of any subsequent breach of the same or other provision of this Agreement.

7.2   Entire Agreement; Modification

Except as otherwise provided in the Agreement,  this Agreement  represents the entire understanding among the parties with respect to the subject matter of this Agreement,  and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations,  whether written or oral, with respect to the subject matter hereof, including without limitation, any  understandings, agreements, or obligations respecting any past or future compensation, bonuses,  reimbursements, or other payments to Executive from Company.  All modifications to the Agreement must  be in writing and signed by the party against whom enforcement of such modification is sought.

7.3   Notice

All notices and other communications under this Agreement must be in writing and must be given by  personal delivery, nationally recognized overnight courier service, or first class mail, certified or registered with return receipt  requested, and will be deemed to have been duly given upon receipt if personally delivered, upon delivery by overnight courier service,  five  days after mailing, if mailed, to the respective persons  named below:

If to Company:	Metropolitan Computing Corporation.
6 Great Meadow Lane
East Hanover , New Jersey 07936

If to Executive:	Michael Levin
2 Underwood Road
West Orange, NJ 07052

Any party may change such party's address for notices by notice duly given pursuant to this Section.

7.4   Headings

The Section headings of this Agreement are intended for reference and may not by themselves  determine the construction or interpretation of this Agreement.

7.5   Governing Law

This Agreement is to be governed by and construed in accordance with the laws of the State of  New Jersey applicable to contracts entered into and wholly to be  performed within the State of New Jersey by New Jersey residents.  Any controversy or claim arising out of or relating to this Agreement, or the formation, interpretation, enforcement or breach, of this Agreement , other than requests for injunctions or preliminary relief, shall be settled by arbitration  in Morristown, NJ  by a single arbitrator in  accordance with the Commercial Arbitration Rules of the American Arbitration Association utilizing Expedited Procedures.  The arbitration award shall be final and binding regardless of whether one of the parties fails or refuses to participate in the arbitration and shall be enforceable by any court having jurisdiction. Each party will pay the fees of his own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting  his case.  Other costs of the arbitration, including the cost of any record or transcripts of the  arbitration, administrative fees, and all other fees and costs, will be borne  equally by the parties.

7.6   Survival of Company's Obligations

This Agreement will be binding on, and inure to the benefit of,  the executors, administrators, heirs,  successors, and assigns of the parties; provided, however, that this Agreement may not be assigned by Executive.

7.7   Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together will  constitute one and the same Agreement.

7.8   Enforcement

If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this  Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

7.9   Indemnification

The Company agrees that it will indemnify and hold the Executive harmless to the fullest extent  permitted by New Jersey law from and against any loss, cost, expense or liability resulting from or by reason  of the fact of the Executive’s employment hereunder, whether as an officer, employee, agent, fiduciary,  director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or  settlement amounts which result from conduct which is determined by a court of competent jurisdiction to  be knowingly fraudulent or deliberately dishonest

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above  written.

METROPOLITAN COMPUTING CORPORATION

By: _____________________	_____________________
Michael Levin
Title: ___________________